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                                                                      Exhibit 23

            Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (File Nos. 333-34789, 333-80449, 333-97969, 333-87491, and 333-91507)
pertaining to the 1997 Stock Incentive Plan of AMETEK, Inc., the 1999 Stock Incentive Plan of AMETEK, Inc., the 2002 Stock Incentive Plan of AMETEK, Inc., the AMETEK Retirement and Savings Plan and the AMETEK 401(K) Plan for Acquired Businesses, and the AMETEK Inc. Deferred Compensation Plan, respectively, and to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-75892), and in the related Prospectuses, of our report dated June 9, 2004, with respect to the financial statements of the AMETEK 401(K) Plan for Acquired Businesses included in this Annual Report (Form 11-K) for the year ended December 31, 2003.

Philadelphia, Pennsylvania
June 21, 2004